Exhibit 99.1

YETI Reports Fourth Quarter and Fiscal Year 2019 Results
Fourth Quarter Net Sales Increased 23%; Full Year Increased 17%
Fourth Quarter Gross Margin Expanded 150 Basis Points; Full Year Expanded 280 Basis Points
Fourth Quarter EPS decreased 82%; Adjusted EPS increased 29%
Full Year EPS decreased 16%; Adjusted EPS increased 32%
Provides Fiscal Year 2020 Outlook

Austin, Texas, February 13, 2020 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the fourth quarter and fiscal year ended December 28, 2019.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “YETI’s 23% net sales growth during the quarter reflects the strength of our brand and innovation. Throughout the year, we outperformed topline expectations, generated sizable gross margin expansion, and consistently executed across our strategic growth drivers thanks to the incredible support of our customers. This momentum is reflected in our fiscal 2020 outlook, highlighted by 13% to 15% net sales growth and ongoing adjusted operating margin expansion. We have set the bar high for the brand and look forward to once again exceeding customer expectations in 2020.”

For the Three Months Ended December 28, 2019

Net sales increased 23% to $297.6 million, compared to $241.2 million during the same period last year.

•Direct-to-consumer (“DTC”) channel net sales increased 35% to $149.0 million, compared to $110.5 million in the prior year quarter, driven by both Coolers & Equipment and Drinkware.
•Wholesale channel net sales increased 14% to $148.7 million, compared to $130.7 million in the same period last year, driven by both Coolers & Equipment and Drinkware.
•Drinkware net sales increased 34% to $192.0 million, compared to $143.5 million in the prior year quarter, primarily driven by the continued expansion of our product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 12% to $102.3 million, compared to $91.2 million in the same period last year, primarily driven by strong performance in soft coolers, outdoor living products, bags, and cargo.

Gross profit increased 27% to $162.3 million, or 54.5% of net sales, compared to $127.8 million, or 53.0% of net sales, in the fourth quarter of Fiscal 2018. The 150 basis point increase in gross margin was primarily driven by cost improvements, particularly in our Drinkware category, a favorable shift in our channel mix led by an increase in DTC channel net sales, and lower inbound freight, partially offset by higher inventory reserves and increased tariff rates.

Selling, general, and administrative (“SG&A”) expenses increased to $150.4 million, or 50.5% of net sales, compared to $90.2 million, or 37.4% of net sales, in the fourth quarter of Fiscal 2018. Fourth quarter Fiscal 2019 included $40.7 million of one-time non-cash stock-based compensation expense related to pre-IPO performance-based awards that vested and were fully recognized in the fourth quarter of Fiscal 2019. The balance of the increase was primarily due to higher variable selling expenses driven by our faster growing DTC channel, partially offset by lower costs incurred in our ongoing transition to a public company, and other general and administrative cost savings.

Operating income, including the aforementioned stock-based compensation expense, decreased 68% to $12.0 million, to 4.0% of net sales, compared to $37.6 million, or 15.6% of net sales, during the prior year quarter.

Adjusted operating income increased 30% to $59.7 million, to 20.1% of net sales, compared to $45.9 million, or 19.0% of net sales, during the same period last year.

Net income, including the aforementioned stock-based compensation expense, decreased 81% to $4.7 million, or 1.6% of net sales, compared to $25.2 million in the prior year quarter; Net income per diluted share decreased 82% to $0.05, compared to $0.30 per diluted share in the prior year quarter.

Adjusted net income increased 31% to $42.1 million, or 14.1% of net sales, compared to $32.0 million in the prior year quarter; Adjusted net income per diluted share increased 29% to $0.48, compared to $0.38 per diluted share in the prior year quarter.

Adjusted EBITDA increased 29% to $67.5 million, or 22.7% of net sales, from $52.2 million, or 21.7% of net sales, during the same period last year.

For the Twelve Months Ended December 28, 2019

Net sales increased 17% to $913.7 million, compared to $778.8 million in the prior year.

•Direct-to-consumer (“DTC”) channel net sales increased 34% to $386.1 million, compared to $287.4 million in the prior year period, driven by both Coolers & Equipment and Drinkware.
•Wholesale channel net sales increased 7% to $527.6 million, compared to $491.4 million in the same period last year, driven by both Coolers & Equipment and Drinkware.
•Drinkware net sales increased 24% to $526.2 million, compared to $424.2 million in the prior year period, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways, sizes, and accessories, and strong demand for customization.
•Coolers & Equipment net sales increased 11% to $368.9 million, compared to $331.2 million in the same period last year, primarily driven by strong performance in outdoor living products, bags, soft coolers, and cargo.

Gross profit increased 24% to $475.3 million, or 52.0% of net sales, compared to $383.1 million, or 49.2% of net sales, in the prior year. The 280 basis point increase in gross margin was primarily driven by cost improvements, particularly in our Drinkware category, and a favorable shift in our channel mix led by an increase in DTC channel net sales, partially offset by higher tariff rates.

Selling, general, and administrative (“SG&A”) expenses increased to $385.5 million, or 42.2% of net sales, compared to $281.0 million, or 36.1% of net sales, in the prior year. Fiscal 2019 included $40.7 million of one-time non-cash stock-based compensation expense related to pre-IPO performance-based awards that vested and were fully recognized in the fourth quarter of Fiscal 2019. The balance of the increase was primarily due to higher variable selling expenses driven by our faster growing DTC channel, higher costs incurred in our ongoing transition to a public company, and increased marketing expenses, partially offset by lower third-party logistics fees and other general and administrative cost savings.

Operating income, including the aforementioned stock-based compensation expense, decreased 12% to $89.8 million, to 9.8% of net sales, compared to $102.2 million, or 13.1% of net sales, during the prior year.

Adjusted operating income increased 27% to $158.1 million, to 17.3% of net sales, compared to $124.2 million, or 15.9% of net sales, during the same period last year.

Net income, including the aforementioned stock-based compensation expense, decreased 13% to $50.4 million, or 5.5% of net sales, compared to $57.8 million in the prior year; Net income per diluted share decreased 16% to $0.58, compared to $0.69 per diluted share in the prior year.

Adjusted net income increased 37% to $103.4 million, or 11.3% of net sales, compared to $75.7 million in the prior year period; Adjusted net income per diluted share increased 32% to $1.20, compared $0.91 per diluted share in the same period last year.

Adjusted EBITDA increased 25% to $187.0 million, or 20.5% of net sales, from $149.0 million, or 19.1% of net sales, during the prior year.

Balance Sheet and Cash Flow Highlights

Inventory increased 28% to $185.7 million, compared to $145.4 million at the end of Fiscal 2018. Inventory levels include the strategic buildup of Drinkware in advance of potential additional tariffs as well as investments to support anticipated sales growth. Excluding the Drinkware buildup, inventory growth was below our reported sales growth for the quarter.

Total debt, excluding finance leases and unamortized deferred financing fees, was $300.0 million, compared to $332.9 million at the end of Fiscal 2018. During Fiscal 2019, we made $34.9 million in debt payments. Our ratio of net debt (as defined below) to adjusted EBITDA for the trailing twelve months was 1.2 times at the end of Fiscal 2019 compared to 1.7 times at the end of the prior fiscal year.

During the fourth quarter of Fiscal 2019, we amended our credit facility and extended the maturity to December 2024. Other changes included increasing the principal amount of our term loan from $298.0 million to $300.0 million, increasing the revolving credit facility from $100.0 million to $150.0 million, and reducing the interest rate spreads.

Cash flow provided by operating activities was $86.9 million and capital expenditures were $32.1 million for the twelve months ended December 28, 2019.

Fiscal 2020 Outlook

Following YETI’s initial full year as a public company and beginning with the first quarter of Fiscal 2020, YETI will revise its definitions of certain non-GAAP financial measures by eliminating several adjustments. These revisions are intended to align with how management will evaluate the performance of the business going forward. Specifically, YETI will no longer include adjustments for investments in new retail locations and international market expansion, transition to the ongoing senior management team, and transition to a public company.

These anticipated changes to YETI’s definitions of non-GAAP financial measures will be implemented when YETI reports its financial results for the first quarter of Fiscal 2020. The Fiscal 2020 outlook and growth rates from Fiscal 2019 financial results are based on these revised definitions. Please see “Revised Non-GAAP Financial Measures Beginning in Fiscal 2020” below for additional information.

For Fiscal 2020, a 53-week period, compared to a 52-week period in Fiscal 2019, YETI expects:

•Net sales to increase between 13.0% and 15.0% compared to Fiscal 2019 (including the impact of the 53rd week, which is expected to contribute approximately $7 million) with strong growth across both channels and led by the DTC channel;
•Operating income as a percentage of net sales between 15.3% and 15.6%;
•Adjusted operating income as a percentage of net sales between 16.3% and 16.6%, reflecting margin expansion of 70 to 100 basis points, driven by higher gross margin;
•An effective tax rate of approximately 25.0%;
•Net income per diluted share is now expected to be between $1.24 and $1.29, reflecting 112% to 122% growth;
•Adjusted net income per diluted share between $1.34 and $1.39, reflecting 26% to 30% growth;
•Diluted weighted average shares outstanding of 87.7 million;
•Adjusted EBITDA between $202.1 million and $207.9 million, or between 19.6% and 19.8% of net sales, reflecting 18% to 21% growth;
•Capital expenditures between $30 million and $35 million; and
•The impact of the 53rd week, which is included in this outlook, is expected to contribute approximately $7 million to net sales and have a nominal contribution to earnings.

Ratio of Net Debt to Adjusted EBITDA
Net debt as of December 28, 2019, which is total debt, excluding finance leases and unamortized deferred financing fees, of $300.0 million less cash of $72.5 million, divided by adjusted EBITDA for Fiscal 2019 was 1.2 times.

Net debt as of December 29, 2018, which is total debt, excluding unamortized deferred financing fees, of $332.9 million less cash of $80.1 million, divided by adjusted EBITDA for Fiscal 2018 was 1.7 times.

Adoption of New Lease Accounting Standard
YETI adopted the new lease standard, Accounting Standards Codification Topic 842 (“ASC 842”), on a modified retrospective basis, effective on the first day of Fiscal 2019. Under this method, financial information related to periods prior to adoption will be presented as originally reported under the previous standard, Accounting Standards Codification Topic 840 (“ASC 840”). The most significant impact of the adoption of ASC 842 was the recognition on our balance sheet of operating lease right-of-use assets of $37.8 million and corresponding operating lease liabilities of $50.0 million and finance leases assets of $1.1 million and corresponding finance lease liabilities of $1.1 million, each as of December 28, 2019. The adoption of ASC 842 had no impact to previously reported results of operations for any interim period.

Conference Call Details
A conference call to discuss the fourth quarter of Fiscal 2019 financial results is scheduled for today, February 13, 2020, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13698059. A replay will be available through February 27, 2020.

About YETI Holdings, Inc.
YETI is a growing designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products to a wide-ranging customer base. Our mission is to ensure that each YETI product delivers exceptional performance and durability in any environment, whether in the remote wilderness, at the beach, or anywhere else life takes our customers. By consistently delivering high-performing products, we have built a following of engaged brand loyalists throughout the United States, Canada, Australia, Japan, and elsewhere, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. Our relationship with customers continues to thrive and deepen as a result of our innovative new product introductions, expansion and enhancement of existing product families, and multifaceted branding activities.

Non-GAAP Financial Measures
This press release includes financial measures that are not defined by GAAP, including adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA. We define adjusted operating income and adjusted net income as operating income and net income, respectively, adjusted for non-cash stock-based compensation expense, asset impairment charges, investments in new retail locations and international market expansion, transition to Cortec Group Fund V, L.P. and its affiliates (“Cortec”) majority ownership, transition to the ongoing senior management team, and transition to a public company, and, in the case of adjusted net income, also adjusted for the loss on modification and extinguishment of debt, including accelerated amortization of deferred financing fees resulting from early prepayments of debt, and the tax impact of all adjustments. Adjusted net income per share is calculated using adjusted net income, as defined above, and diluted weighted average shares outstanding. We define adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: non-cash stock-based compensation expense; asset impairment charges; loss on modification and extinguishment of debt, including accelerated amortization of deferred financing fees resulting from the early prepayment of debt; investments in new retail locations and international market expansion; transition to Cortec majority ownership; transition to the ongoing senior management team; and transition to a public company. The expenses incurred related to these transitional events include: management fees and contingent consideration related to the transition to Cortec majority ownership; severance, recruiting, and relocation costs related to the transition to our ongoing senior management team; consulting fees, recruiting fees, salaries and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, incremental audit and legal fees in connection with our transition to a public company, and costs incurred in connection with our secondary offerings. All of these transitional costs are reported in SG&A expenses.

Adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are not defined by GAAP and may not be comparable to similarly titled measures reported by other entities. We use these non-GAAP measures, along with GAAP measures, as a measure of profitability. These measures help us compare our performance to other companies by removing the impact of our capital structure; the effect of operating in different tax jurisdictions; the impact of our asset base, which can vary depending on the book value of assets and methods used to compute depreciation and amortization; the effect of non-cash stock-based compensation expense, which can vary based on plan design, share price, share price volatility, and the expected lives of equity instruments granted; as well as certain expenses related to what we believe are events of a transitional nature. We also disclose adjusted operating income, adjusted net income, and adjusted EBITDA as a percentage of net sales to provide a measure of relative profitability.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted operating income, adjusted net income, and adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense, the effect of asset impairments, the effect of investments in new retail locations and international market expansion, and the impact of certain expenses related to transitional events that are settled in cash. Because of these limitations, we rely primarily on our GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating adjusted operating income, adjusted net income, and adjusted EBITDA. Our presentation of these non-GAAP measures should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Revised Non-GAAP Financial Measures Beginning in Fiscal 2020
Following YETI’s initial full year as a public company and beginning with the first quarter of Fiscal 2020, YETI will revise its definitions of certain non-GAAP financial measures by eliminating various adjustments. These revisions are intended to align with how management will evaluate the performance of the business going forward.

Specifically, YETI will no longer include adjustments for investments in new retail locations and international market expansion, transition to the ongoing senior management team, and transition to a public company. These anticipated changes to YETI’s definitions of non-GAAP financial measures will be implemented when YETI reports its results for the first quarter of Fiscal 2020.
YETI has recast its historical 2019 non-GAAP financial measures to conform to the revised definitions on its investor relations website at http://investors.yeti.com.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our growth plans and our expectations for annual growth, including those set forth in the quote from YETI’s President and CEO, and the 2020 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (ii) our ability to successfully design, develop and market new products; (iii) our ability to effectively manage our growth; (iv) our ability to expand into additional consumer markets, and our success in doing so; (v) the success of our international expansion plans; (vi) our ability to compete effectively in the outdoor and recreation market and protect our brand; (vii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (viii) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (ix) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (x) our ability to accurately forecast demand for our products and our results of operations; (xi) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiii) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xiv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. You should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Quarterly Report on Form 10-Q for the quarter ended September 28, 2019, for a more extensive list of factors, that may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC, that could affect results. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.
The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.
Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com
Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net sales	$297,602	$241,179	$913,734	$778,833
Cost of goods sold	135,268	113,351	438,420	395,705
Gross profit	162,334	127,828	475,314	383,128
Selling, general, and administrative expenses	150,352	90,226	385,543	280,972
Operating income	11,982	37,602	89,771	102,156
Interest expense	(4,698)	(6,806)	(21,779)	(31,280)
Other expense	(542)	(936)	(734)	(1,261)
Income before income taxes	6,742	29,860	67,258	69,615
Income tax expense	(2,000)	(4,691)	(16,824)	(11,852)
Net income	$4,742	$25,169	$50,434	$57,763

Net income per share
Basic	$0.05	$0.30	$0.59	$0.71
Diluted	$0.05	$0.30	$0.58	$0.69

Weighted-average common shares outstanding
Basic	86,291	83,392	85,088	81,777
Diluted	86,930	85,237	86,347	83,519

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	December 28, 2019	December 29, 2018
ASSETS
Current assets
Cash	$72,515	$80,051
Accounts receivable, net	82,688	59,328
Inventory	185,700	145,423
Prepaid expenses and other current assets	19,644	12,211
Total current assets	360,547	297,013
Property and equipment, net	82,610	74,097
Operating lease right-of-use assets	37,768	—
Goodwill	54,293	54,293
Intangible assets, net	90,850	80,019
Deferred income taxes	1,082	7,777
Deferred charges and other assets	2,389	1,014
Total assets	$629,539	$514,213

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$83,823	$68,737
Accrued expenses and other current liabilities	42,088	53,022
Taxes payable	3,329	6,390
Accrued payroll and related costs	18,119	15,551
Operating lease liabilities	7,768	—
Current maturities of long-term debt	15,185	43,638
Total current liabilities	170,312	187,338
Long-term debt, net of current portion	281,715	284,376
Operating lease liabilities, non-current	42,200	—
Other liabilities	13,307	13,528
Total liabilities	507,534	485,242

Commitments and contingencies

Stockholders’ Equity
Common stock, par value $0.01; 600,000 shares authorized; 86,774 and 84,196 shares outstanding at December 28, 2019 and December 29, 2018, respectively	868	842
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—
Additional paid-in capital	310,678	268,327
Accumulated deficit	(189,545)	(240,104)
Accumulated other comprehensive income (loss)	4	(94)
Total stockholders’ equity	122,005	28,971
Total liabilities and stockholders’ equity	$629,539	$514,213

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Fiscal Year Ended
	December 28, 2019	December 29, 2018
Cash Flows from Operating Activities:
Net income	$50,434	$57,763
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	28,959	24,777
Amortization of deferred financing fees	2,189	3,425
Stock-based compensation	52,332	13,247
Deferred income taxes	15,615	2,226
Impairment of long-lived assets	616	2,209
Loss on modification and extinguishment of debt	643	694
Changes in operating assets and liabilities:
Accounts receivable, net	(19,940)	7,675
Inventory	(40,541)	29,583
Other current assets	(6,798)	(5,089)
Accounts payable and accrued expenses	6,614	43,740
Taxes payable	(3,101)	(5,876)
Other	(129)	1,694
Net cash provided by operating activities	86,893	176,068
Cash Flows from Investing Activities:
Purchases of property and equipment	(32,077)	(20,860)
Additions of intangibles, net	(16,614)	(11,027)
Proceeds from sale of long-lived assets	—	165
Net cash used in investing activities	(48,691)	(31,722)
Cash Flows from Financing Activities:
Proceeds from borrowings on Term Loan A in connection with amendment	66,238	—
Repayments of Term Loan A in connection with amendment	(64,250)	—
Repayments of long-term debt	(34,875)	(151,788)
Payments of deferred financing fees	(2,135)	—
Proceeds from employee stock transactions	3,561	262
Taxes paid in connection with exercise of stock options	(13,516)	(57)
Cash paid for repurchase of common stock	—	(1,967)
Proceeds from issuance of common stock, net of offering costs	—	38,083
Dividends	(636)	(2,523)
Finance lease principal payment	(74)	—
Net cash used in financing activities	(45,687)	(117,990)
Effect of exchange rate changes on cash	(51)	45
Net (decrease) increase in cash	(7,536)	26,401
Cash, beginning of period	80,051	53,650
Cash, end of period	$72,515	$80,051

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Operating income	$11,982	$37,602	$89,771	$102,156
Adjustments:
Non-cash stock-based compensation expense(1)(2)	41,933	3,216	52,332	13,247
Long-lived asset impairment(1)	76	1,236	616	1,236
Investments in new retail locations and international market expansion(1)(3)	1,611	503	3,841	795
Transition to Cortec majority ownership(1)(4)	—	—	—	750
Transition to the ongoing senior management team(1)(5)	1,197	128	2,075	1,822
Transition to a public company(1)(6)	2,873	3,194	9,513	4,197
Adjusted operating income	$59,672	$45,879	$158,148	$124,203

Net income	$4,742	$25,169	$50,434	$57,763
Adjustments:
Non-cash stock-based compensation expense(1)(2)	41,933	3,216	52,332	13,247
Long-lived asset impairment(1)	76	1,236	616	1,236
Loss on modification and extinguishment of debt(7)	643	716	643	1,330
Investments in new retail locations and international market expansion(1)(3)	1,611	503	3,841	795
Transition to Cortec majority ownership(1)(4)	—	—	—	750
Transition to the ongoing senior management team(1)(5)	1,197	128	2,075	1,822
Transition to a public company(1)(6)	2,873	3,194	9,513	4,197
Tax impact of adjusting items(8)	(10,972)	(2,113)	(16,040)	(5,450)
Adjusted net income	$42,103	$32,049	$103,414	$75,690

Net income	$4,742	$25,169	$50,434	$57,763
Adjustments:
Interest expense	4,698	6,806	21,779	31,280
Income tax expense	2,000	4,691	16,824	11,852
Depreciation and amortization expense(9)	7,739	6,559	28,959	24,777
Non-cash stock-based compensation expense(1)(2)	41,933	3,216	52,332	13,247
Long-lived asset impairment(1)	76	1,236	616	1,236
Loss on modification and extinguishment of debt(7)	643	716	643	1,330
Investments in new retail locations and international market expansion(1)(3)	1,611	503	3,841	795
Transition to Cortec majority ownership(1)(4)	—	—	—	750
Transition to the ongoing senior management team(1)(5)	1,197	128	2,075	1,822
Transition to a public company(1)(6)	2,873	3,194	9,513	4,197
Adjusted EBITDA	$67,512	$52,218	$187,016	$149,049

Net sales	$297,602	$241,179	$913,734	$778,833
Operating income as a % of net sales	4.0%	15.6%	9.8%	13.1%
Adjusted operating income as a % of net sales	20.1%	19.0%	17.3%	15.9%
Net income as a % of net sales	1.6%	10.4%	5.5%	7.4%
Adjusted net income as a % of net sales	14.1%	13.3%	11.3%	9.7%
Adjusted EBITDA as a % of net sales	22.7%	21.7%	20.5%	19.1%

Net income per diluted share	$0.05	$0.30	$0.58	$0.69
Adjusted net income per diluted share	$0.48	$0.38	$1.20	$0.91
Weighted average common shares outstanding - diluted	86,930	85,237	86,347	83,519
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(1)These costs are reported in SG&A expenses.
(2)Includes $40.7 million of one-time non-cash stock-based compensation expense related to pre-IPO restricted stock units (“PRSUs”) that vested and were fully recognized during the three and twelve months ended December 28, 2019. The vesting of the PRSUs was triggered when Cortec ceased to own more than 35% of the voting power of our outstanding common stock following the closing of our November 2019 secondary offering.
(3)Represents retail store pre-opening expenses and costs for expansion into new international markets.
(4)Represents management service fees paid to Cortec, our majority stockholder. The management services agreement with Cortec was terminated immediately following the completion of our initial public offering in October 2018.
(5)Represents severance, recruiting, and relocation costs related to the transition to our ongoing senior management team.
(6)Represents (i) fees and expenses in connection with our transition to a public company, including consulting fees, recruiting fees, salaries, and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, incremental audit and legal fees associated with being a public company; and (ii) $1.5 million and $1.3 million of costs incurred in connection with our secondary offerings in May 2019 and November 2019, respectively.
(7)Represents the loss on modification and extinguishment related to the amendment of our credit facility in Fiscal 2019 and the loss on extinguishment of debt and accelerated amortization of deferred financing fees resulting from the voluntary paydown and prepayments of the term loans under our credit facility in Fiscal 2018.
(8)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 22.7% and 23.5% for the three months ended December 28, 2019 and December 29, 2018, respectively. For the twelve months ended December 28, 2019 and December 29, 2018, the tax rate used to calculate the tax impact of adjustments was 23.2% and 23.3%, respectively. The tax impact of adjustments for the three and twelve months ended December 28, 2019 is net of a $0.9 million discrete income tax expense related to the recognition of $40.7 million one-time non-cash stock-based compensation expense associated with pre-IPO PRSUs that vested and were fully recognized during the three and twelve months ended December 28, 2019.
(9)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.

Fiscal 2020 OUTLOOK
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	As Recast(1)	Fiscal 2020 Outlook
	2019	Low	High
Operating income	$89,771	$157,816	$163,619
Adjustments:
Non-cash stock-based compensation expense(2)(3)	52,332	10,587	10,587
Long-lived asset impairment(2)	616	—	—
Adjusted operating income	$142,719	$168,403	$174,206

Net income	$50,434	$109,182	$113,532
Adjustments:
Non-cash stock-based compensation expense(2)(3)	52,332	10,587	10,587
Long-lived asset impairment(2)	616	—	—
Loss on modification and extinguishment of debt(4)	643	—	—
Tax impact of adjusting items(5)	(12,260)	(2,594)	(2,594)
Adjusted net income	$91,765	$117,175	$121,525

Net income	$50,434	$109,182	$113,532
Adjustments:
Interest expense	21,779	12,161	12,161
Income tax expense	16,824	36,473	37,926
Depreciation and amortization expense(5)	28,959	33,735	33,735
Non-cash stock-based compensation expense(2)(3)	52,332	10,587	10,587
Long-lived asset impairment(2)	616	—	—
Loss on modification and extinguishment of debt(4)	643	—	—
Adjusted EBITDA	$171,587	$202,138	$207,941

Net sales	$913,734	$1,032,519	$1,050,794
Operating income as a % of net sales	9.8%	15.3%	15.6%
Adjusted operating income as a % of net sales	15.6%	16.3%	16.6%
Net income as a % of net sales	5.5%	10.6%	10.8%
Adjusted net income as a % of net sales	10.0%	11.3%	11.6%
Adjusted EBITDA as a % of net sales	18.8%	19.6%	19.8%

Net income per diluted share	$0.58	$1.24	$1.29
Adjusted net income per diluted share	$1.06	$1.34	$1.39
Weighted average common shares outstanding - diluted	86,347	87,724	87,724
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(1)Beginning with the first quarter of Fiscal 2020, YETI expects to revise its definitions of certain non-GAAP financial measures by eliminating various adjustments, specifically investments in new retail locations and international market expansion, transition to the ongoing senior management team, and transition to a public company. The Fiscal 2019 non-GAAP financial results have been recast to conform to these revised definitions.
(2)These costs are reported in SG&A expenses.
(3)Includes $40.7 million of one-time non-cash stock-based compensation expense related to pre-IPO PRSUs that vested and were fully recognized during the twelve months ended December 28, 2019. The vesting of the PRSUs was triggered when Cortec ceased to own more than 35% of the voting power of our outstanding common stock following the closing of our November 2019 secondary offering.
(4)Represents loss on modification and extinguishment related to the amendment of our credit facility in Fiscal 2019.
(5)Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for Fiscal 2019 and 25.0% for Fiscal 2020, net of a $0.9 million discrete income tax expense related to the recognition of $40.7 million one-time non-cash stock-based compensation expense associated with pre-IPO PRSUs that vested and were fully recognized during the three and twelve months ended December 28, 2019.
(6)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.